EXHIBIT 10.W1

                          GFC FINANCIAL CORPORATION
                          1992 STOCK INCENTIVE PLAN
                                AMENDMENT TO
                         RESTRICTED STOCK AGREEMENT


          This Amendment to Restricted Stock Agreement ("Amendment") is made this ___ day of ____________, 1993, by and between GFC Financial Corporation (the "Company") and the undersigned holder ("Holder") of restricted stock of the Company (the "Shares").

                                  RECITALS

          A. The Company has issued Shares to Holder which contain certain restrictions on vesting, transferability and other matters.

          B. The Executive Compensation Committee of the Board of Directors, which administers the 1992 Stock Incentive Plan (the "Plan") for the Company, desires to amend the restricted stock program to provide for vesting of the shares at the beginning of a year, rather than the end of year, commencing with the year 1995, and Holder desires to make such amendments to the Plan.

          C.  Accordingly,   the  parties  desire  to   amend  the  existing
Restricted Stock Agreement between the Company and Holder dated August 25, 1992 (the "Agreement").

          NOW, THEREFORE, the parties agree as follows:

          1. Restriction Period Amended. The Restriction Period, as defined in the Agreement, is hereby amended so that it terminates on January 1, 1998, rather than December 31, 1997. In addition, the second paragraph of section 2 of the Agreement is deleted and is hereby amended to read as follows:

                    On  December 31,  1993, and January  1 of
               the next four years thereafter (commencing January 1, 1995), 0 to .34 of the Shares awarded in this Agreement will vest and be issued based upon the annual performance of the Common Stock relative to the lesser of the annual performance of the Standard & Poor's 500 Index (S&P 500), or annual performance of the Standard & Poor's Financial Index (S&P
               FI), calculated as follows:


          2. Amendment to Calculation of Share Price. Section 2 of the Agreement is amended so that the calculation of the Share Price for the year 1993 and each year thereafter shall be the average of the high and low trading price of the Company's common stock on the New York Stock Exchange for the month of December of that year, rather than only the last five trading days of that month.

          3. Agreement as Modified Controls. Except as expressly modified by this Amendment, all of the remaining terms of the Agreement remain in effect and are incorporated herein by reference.

          4. No Tax Advice. Holder acknowledges that neither the Company nor the Executive Compensation Committee, any employee, officer, director or agent of the Company has given Holder any tax or legal advice with respect to this Amendment or the Agreement. Holder is relying on his or her own tax and legal advisors for any such information, notwithstanding the above recitals.

          IN WITNESS WHEREOF, the parties have entered into this Amendment as of the day and year first written above.


                              GFC FINANCIAL CORPORATION



                              By:_______________________
                                 Samuel L. Eichenfield
                                 Chairman


ATTEST:


________________________________
Secretary or Assistant Secretary


                              ACCEPTED:



                              ___________________________
                              Name:

                                        "Holder"